EXHIBIT 99.1

Sharps Compliance Reports 12% Increase in Fiscal 2015 First Quarter Revenue

  Pharmaceutical manufacturer market billings increase 129% over prior year first quarter
  Retail market billings increase 8% as compared to prior year first quarter
  Environmental market billings increase 114% as compared to first quarter of fiscal 2014
  Cash balance increases to $16.1 million

HOUSTON, Oct. 29, 2014 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of solutions for the cost-effective management of medical waste, used healthcare materials and unused dispensed medications, today reported financial results for the first quarter of fiscal year 2015, ended September 30, 2014.

Revenue in the first quarter of fiscal 2015 was $7.0 million, a 12% increase as compared to revenue of $6.3 million in the same prior year quarter. The Company reported an operating loss of $74,000 in the first quarter of 2015 as compared to operating income of $130,000 in the first quarter of fiscal 2014. Sharps recorded a net loss of $74,000, or $0.00 per basic and diluted share in the first quarter of 2015, compared with net income of $122,000, or $0.01 per basic and diluted share, in the first quarter of fiscal 2014.

Customer billings grew 11.7% to $7.5 million compared to the prior year period. The company reported very strong growth in the Pharmaceutical Manufacturer market and a solid increase in the Retail and Environmental markets. The Assisted Living segment recorded 4.2% growth and Home Health Care billings decreased 10.2% as compared to the first quarter of fiscal 2014. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, commented, "Once again, we delivered strong quarterly customer billings of $7.5 million led by growth in our Pharmaceutical Manufacturer and Retail markets. Our December 2014 quarter is also looking solid, led by what we believe to be a strong flu shot business and additional orders for existing and new Pharmaceutical Manufacturer programs."

Focused sales and marketing initiatives continue to drive revenue

Pharmaceutical Manufacturer billings grew by 129% to $1.4 million in the first quarter of fiscal 2015 compared to the first quarter last year. A large order for new inventory builds for an existing customer plus an initial supply order for a new patient support program contributed to the strength of Pharmaceutical Manufacturer market performance in the September 2014 quarter. During the last quarter of calendar year 2014, the Company will launch one new patient support program for a new drug. In addition, during calendar year 2015 and through the first half of calendar 2016, Sharps expects to launch four additional patient support programs for new drug therapies.

Professional market billings were essentially flat at $1.5 million in the first quarter of fiscal 2015. The Company has continued its focus on inside sales initiatives and promotional activities around educating doctors, dentists, veterinarians and other healthcare professionals on the favorable economics and convenience of the Sharps Recovery System™ as compared to the traditional pick-up service for the small quantity generator sector. Professional market billings in the first quarter of fiscal 2015 were negatively impacted by the timing of distributor orders compared to the prior year period.

Retail market billings grew 8% to $2.0 million, compared with $1.8 million in the prior year period. The increase was related to increases in flu shot related business. Sharps anticipates that this segment will drive long-term growth for the Company as retail pharmacies increase the variety and volume of healthcare services they provide. Sharps has an estimated 75% market share in this segment.

Environmental market billings grew 114% to $94,000 compared to $44,000 in the prior year period.

Home Health Care market billings decreased by 10% to $1.8 million for the fiscal first quarter of 2015 as a result of distributor ordering patterns. First quarter Assisted Living billings were $0.5 million, a 4% increase compared to the prior-year period.

MedSafe Program

In September of 2014 the Company announced the launch of MedSafe®, a patent pending solution for the safe collection, transportation and proper disposal of unwanted and expired prescription medications including controlled substances. The MedSafe system has been designed to meet or exceed the new regulations issued by the Drug Enforcement Administration ("DEA") implementing the Secure and Responsible Drug Disposal Act of 2010 (the "Act") which became effective October 9, 2014. The new regulations represent a tremendous opportunity for Sharps as healthcare facilities seek solutions that comply with the DEA rules for the proper disposal of patient dispensed unused and expired medications, both controlled and uncontrolled substances alike. MedSafe is a cost-effective and operationally efficient system designed for long-term care facilities, pharmacies, local law enforcement, narcotic treatment programs, hospitals and clinics with onsite pharmacies.

In addition to a collection receptacle, the Act authorizes the use of a mail back solution for the proper collection, transportation and destruction of unused medications including controlled substances. As such, the Company is introducing a new line of TakeAway solutions including not only the traditional envelope product but also a one and two gallon box solution.

Steady operating performance

Gross margin was 33.1% in the first quarter of fiscal 2015 compared to gross margin of 37.1% in the first quarter of fiscal 2014. Gross margin decreased due to a mix of products including a legacy Pharmaceutical Manufacturer patient support program with a lower up front margin in a split revenue model.

Selling, general and administrative (SG&A) expense increased to $2.3 million as compared to $2.1 million in the first quarter of fiscal 2014 due to increased sales, marketing and compensation related spending. SG&A as a percentage of sales was essentially flat at 33% in the first quarter of fiscal 2015 as compared to the same prior year period.

The Company reported an operating loss of $74,000 in the first quarter of fiscal 2015 as compared to operating income of $130,000 in the first quarter of fiscal 2014. Sharps recorded EBITDA (earnings before interest, taxes, depreciation, and amortization) of $0.2 million for the first quarter of fiscal 2015 as compared to EBITDA of $0.4 million in the first quarter of fiscal 2014. Sharps believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, provides additional information related to its operating performance.

Financial flexibility and a strong balance sheet

Cash and cash equivalents increased to $16.1 million at September 30, 2014 compared to $13.7 million at June 30, 2014. The increased cash position is due primarily to a $1.5 million settlement payment from the U.S. government collected in July 2014. At September 30, 2014, working capital, stockholders' equity and total assets were $18.0 million, $21.8 million and $27.0 million, respectively, compared with $17.9 million, $21.9 million and $26.5 million, respectively, at June 30, 2014.

In January 2013, the Company's Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period. During the quarter ended September 30, 2014, the Company repurchased 29,449 shares under the program at a cost of $128,000. Since the inception of the program, the Company has repurchased 191,250 shares under the program at a cost of $809,000.

Outlook

Mr. Tusa stated, "We are in the process of launching a number of new solutions in response to the DEA regulations to implement the Secure and Responsible Drug Disposal Act. This includes not only our MedSafe program but also our new line of TakeAway mailbacks designed to facilitate the cost-effective disposal of unused medications including controlled substances. We believe this new product line has the opportunity to positively impact a number of our key markets including Retail and Assisted Living."

First quarter fiscal year 2015 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed domestically by dialling (877) 407-0782 and international callers should dial (201) 689-8567. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers. Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through November 29, 2014. To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13593086. A transcript will also be posted to Sharps' website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System™, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three-Months Ended
	September 30,
	(Unaudited)
	2014	2013	% Change

Revenue	$ 7,047	$ 6,273	12.3%

Cost of revenue	4,713	3,948	19.4%
Gross profit	2,334	2,325	0.4%
Gross margin	33.1%	37.1%
SG&A expense	2,323	2,079	11.7%
Depreciation and amortization	85	116	(26.7%)

Operating income (loss)	(74)	130
Operating margin	(1.1%)	2.1%
Other income	8	5

Income (loss) before income taxes	(66)	135
Income tax expense	8	13
Net income (loss)	$ (74)	$ 122

Net income (loss) per share
Basic	$ (0.00)	$ 0.01
Diluted	$ (0.00)	$ 0.01

Weighted Average Shares Outstanding
Basic	15,288	15,343
Diluted	15,288	15,366

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2014	June 30, 2014
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 16,139	$ 13,717
Restricted cash	--	111
Accounts receivable, net	4,473	4,728
Legal settlement receivable	--	1,538
Inventory	1,433	1,320
Prepaid and other current assets	618	474
Total current assets	22,663	21,888
Property, plant and equipment, net	3,675	3,858
Intangible assets, net	702	715
Total assets	$ 27,040	$ 26,461

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,632	$ 1,617
Accrued liabilities	1,379	1,046
Deferred revenue	1,616	1,337
Total current liabilities	4,627	4,000
Long-term deferred revenue	579	524
Other long-term liabilities	16	33
Total liabilities	5,222	4,557
Stockholders' equity:
Total stockholders' equity	21,818	21,904
Total liabilities and stockholders' equity	$ 27,040	$ 26,461

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(unaudited)
(in thousands)

	Three-Months Ended September 30,
	2014	% Total	2013	$ Change	%
BILLINGS BY MARKET:
Retail	$ 1,995	26.6%	$ 1,848	$ 147	8.0%
Home Health Care	1,753	23.4%	1,953	(200)	(10.2%)
Professional	1,451	19.4%	1,470	(19)	(1.3%)
Pharmaceutical Manufacturer	1,385	18.5%	605	780	128.9%
Assisted Living	450	6.0%	432	18	4.2%
Environmental	94	1.2%	44	50	113.6%
Core Government	134	1.8%	153	(19)	(12.4%)
Other	233	3.1%	207	26	12.6%
Subtotal	7,495	100.0%	6,712	783	11.7%
GAAP Adjustment *	(448)		(439)	(9)	2.1%
Revenue Reported	$ 7,047		$ 6,273	$ 774	12.3%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(unaudited)
(in thousands)

	Three-Months Ended September 30,
	2014	% Total	2013	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$ 3,612	48.2%	$ 2,445	$ 1,167	47.7%
Distributors	2,779	37.1%	3,161	(382)	(12.1%)
Inside and Online Sales	1,104	14.7%	1,106	(2)	(0.2%)
Total Billings By Channel	$ 7,495	100.0%	$ 6,712	$ 783	11.7%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income (Loss) to EBITDA
(unaudited)
(in thousands)

	Three-Months Ended
	September 30,
	2014	2013

Net income (loss)	$ (74)	$ 122

Income tax expense	8	13
Interest income	(8)	(5)
Depreciation and amortization	242	272

EBITDA	$ 168	$ 402

The Company defines earnings before interest, taxes, depreciation and amortization ("EBITDA") as net income (loss), plus income tax expense (benefit), less interest income, and plus depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity's financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.

CONTACT: Diana P. Diaz
         Sharps Compliance Corp.
         Vice President and Chief Financial Officer
         Phone: (713) 660-3547
         Email: ddiaz@sharpsinc.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Phone: (203) 972-9200
         Email: jnesbett@institutionalms.com